GENERAL RELEASE AGREEMENT

THIS GENERAL RELEASE (“Agreement”) is made and entered into this 17th day of June, 2010, by and between Jeffrey D. Warne (“Mr. Warne”) and O’Charley’s Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and Mr. Warne are signatories to a certain Amended and Restated Executive Employment Agreement dated June 3, 2009 (as amended, the “Employment Agreement”); and

WHEREAS, Mr. Warne has resigned as the Company’s President and Chief Executive Officer and as a member of the Company's Board of Directors; and

WHEREAS, as contemplated in the Employment Agreement, Mr. Warne and the Company wish to enter into this Agreement so that Mr. Warne may provide a general release of clams against the Company in exchange for certain compensation and benefits as set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1. Resignation. Mr. Warne hereby confirms his resignation, effective June 4, 2010 (the “Resignation Date”), from his positions as the Company’s President and Chief Executive Officer, as a director of the Company, and from all positions held as an executive, officer, director or otherwise with the Company’s subsidiaries, related entities and affiliates of the same.

2. Release. In consideration of the payment and benefits described in Paragraph 13 below, Mr. Warne does hereby irrevocably and unconditionally release, acquit and discharge O’Charley’s Inc., any related or affiliated companies and all other subsidiaries, assigns, predecessors or transferees, all present and former directors, officers, insurers, employees, servants, agents or affiliates of any of them (together individually and collectively, “O’Charley’s”), from any and all manner of actions, charges, complaints, suits, proceedings, claims, liabilities, obligations, agreements, controversies, demands, costs, losses, debts and expenses whatsoever of any kind or nature, at law or in equity, arising before and through the Resignation Date, whether known or unknown, fixed or contingent, choate or inchoate, arising out of or in any way connected with the employment of Mr. Warne by O’Charley’s and with his termination from employment with O’Charley’s, including but not limited to any and all claims, under the Employment Agreement or otherwise, for pay, benefits, damages, or any other relief that were, might or could have been asserted in any court, before any arbitrator, or before any administrative agency, including without limitation, the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Americans with Disabilities Act; the Rehabilitation Act of 1973; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Equal Pay Act; the Fair Labor Standards Act; the Vietnam Era Veteran’s Readjustment Assistance Act; the Uniformed Service Employment and Reemployment Rights Act of 1994; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Immigration Reform and Control Act of 1986; the Occupational Safety and Health Act of 1970; the Employee Polygraph Protection Act; any and all “whistle blower” employee statutes or regulations (i.e., those providing protection to an employee who raises charges of illegality, impropriety, workplace misconduct, failure to adhere to policies and procedures, etc.), any amendments to any of the foregoing, and any other federal, state, or local statute, regulation, ordinance, or common law, including without limitation any law related to discrimination (i.e., those pertaining generally to race, color, sex, age, religion, national origin, sexual orientation, worker’s compensation or disability), retaliatory discharge (whether actual or constructive, and as and to the extent related to any of the foregoing), terms and conditions of employment, or termination of employment, to the full extent that such a release is allowed by law. This provision does not include the release of claims with respect to any vested benefits under a plan governed by ERISA, including any vested benefits under the Company’s 401(k) or deferred compensation plans, or any claim related to the rights and benefits granted by the express terms of this Agreement.

3. Waiver. Mr. Warne acknowledges that he is aware of his rights under the laws specifically and generally described above and that he waives those rights to the full extent that waiver is allowed by law, although the provisions of such waiver are not intended to be, nor will the same be construed as, an indication that Mr. Warne has any legitimate causes of action under such provisions nor that O’Charley’s has taken any actions in violation of such provisions.

4. No Admission. Mr. Warne also expressly acknowledges that the consideration to be paid by O’Charley’s described in Paragraph 13 will not be considered an admission of liability or an admission that O’Charley’s has violated any law, regulation or contract (express or implied). Mr. Warne further acknowledges that such consideration also represents payment in full satisfaction and resolution of all potential and/or disputed claims for back pay, bonuses, equity grants/options, compensatory, punitive, and/or liquidated damages, and damages or relief of any kind including costs, attorneys’ fees, and expenses arising out of or pertaining to the unasserted claims described above.

5. No Pending Complaints. Mr. Warne represents and warrants that he has not filed any complaint(s) or charge(s) against O’Charley’s with the Equal Employment Opportunity Commission or the state commission empowered to investigate claims of employment discrimination, the United States Department of Labor, the Office of Federal Contract Compliance Programs, or with any other local, state or federal agency or court, and that if any such agency or court assumes jurisdiction of any complaint(s) or charge(s) against O’Charley’s on Mr. Warne’ behalf, Mr. Warne will request such agency or court to withdraw from the matter, Mr. Warne will refuse any benefits derived therefrom, and the release contained in this Agreement will apply to such claim. This Agreement will not affect Mr. Warne’s right to hereafter file a charge with or otherwise participate in an investigation or proceeding conducted by any such agency or court regarding matters that arise after the Resignation Date and which are not the subject of this Agreement. Mr. Warne represents and warrants that he has no knowledge of any practice engaged in by O’Charley’s that is or was a violation in any material respect of any applicable state law or regulations or of any federal law or regulations including, but not by way of limitation, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

6. Tax Liability. Mr. Warne further acknowledges and agrees that any tax consequence that he may personally incur that arises from or is attributable to the payments and benefits described in Paragraph 13 is solely his responsibility, although O’Charley’s agrees to continue making withholdings and deductions from such payments in accordance with Mr. Warne’ most current W-4 on file with O’Charley’s.

7. Civil Action Waiver. In consideration of the payments described in Paragraph 13 below, Mr. Warne further agrees to neither institute nor in any manner voluntarily participate in, as a class member or otherwise, any civil action or arbitration against O’Charley’s that is now pending or may hereafter be brought that concerns any matter encompassed by this release.

8. Confidentiality. Mr. Warne agrees that he will comply with the provisions of Section 5.3 of the Employment Agreement, which remains in full force and effect.  In connection therewith, Mr. Warne represents and warrants that he has returned to the Company all copies of confidential and proprietary Company information and property in his possession or control (these include, without limitation, all documents, manuals, coupons, letterhead/stationary, business cards, computers, computer programs, phones, compact discs, diskettes, emails, customer lists, notebooks, reports and other written or graphic materials, including all copies thereof, in any way relating to O’Charley’s’ business and prepared by Mr. Warne or obtained from O’Charley’s during the course of Mr. Warne’ service to O’Charley’s).

9. Termination of Employment/Benefits. Mr. Warne acknowledges that his employment with O’Charley’s, together with his rights to continue to participate in (and O’Charley’s corresponding obligation to provide, make contributions to or fund) certain O’Charley’s related benefits, car allowances, deferred compensation plans (including bonus plans), stock purchase plans, long-term incentive plans, 401(k) plans, ambassador card programs, or any other O’Charley’s monitored or provided benefit plan or program (except with respect to his existing family health insurance coverage as more fully discussed below), ceased effective the close of business on the Resignation Date. Distribution of any vested deferred compensation balances, vested 401(k) balances, vested O’Charley’s Inc. shares or options to Mr. Warne, etc. will be made expressly in accordance with the terms and conditions of the Company plans governing the same and elections thereunder, all in accordance with applicable law.

10. Non-Disparagement. In consideration of the payments described in Paragraph 13 below and the release provided in Paragraph 2 above, each of Mr. Warne and O’Charley’s further agrees to refrain from making any negative or disparaging comments regarding the other.

11. Validity. If any term, condition, section or provision of this release will be held to be invalid or unenforceable, such invalidity will not affect any other term, condition, section or provision hereof, and this release will be construed and enforced as if such term, condition, section or provision had not been included.

12. Arbitration Agreement. Mr. Warne acknowledges that any action for breach of this Agreement or of any term of this Agreement is subject to the arbitration agreement in effect between Mr. Warne and the Company (the “Arbitration Agreement”). Mr. Warne reaffirms the enforceability of the Arbitration Agreement and agrees not to challenge the enforceability of the same.

13. Consideration. In return for Mr. Warne’ execution and delivery of this Agreement, and subject to his faithful and strict adherence and compliance to the terms hereof and thereof, O’Charley’s Inc. agrees to pay Mr. Warne the following amounts and provide the following benefits (1) an aggregate severance payment of $1.8 million (the “Severance Payment”), which will be paid in equal once-a-month installments of $100,000 (less applicable tax withholdings with each installment payable on the last payroll cycle date of the applicable month (the “Last Monthly Payroll Cycle”)) to Mr. Warne over the 18-month period beginning with the Last Monthly Payroll Cycle for June 2010; provided, however, that Mr. Warne hereby acknowledges that he shall forfeit his right to the Severance Payment if he shall revoke his execution of this Agreement; (2) any amounts vested under the Company’s 401(k) and deferred compensation plans, with the payment of such amounts determined in accordance with the terms of the applicable plan; and (3) continuation of those health insurance benefits to which Mr. Warne and his spouse and dependents would have been entitled to receive pursuant to the Company’s health insurance plan during the twelve (12)-month period following the Resignation Date had Mr. Warne remained an employee during that period, with such benefits provided at no less than the same coverage level and at no more of a cost to Mr. Warne as in effect as of the date of the Resignation Date, subject to such reduction in coverage or increases in cost as shall become in effect for senior executive employees of the Company generally; provided, however, that such continued health insurance benefits will terminate on the date or dates Mr. Warne receives substantially similar coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis). In the event of Mr. Warne’s death before receipt of the Severance Payment, O’Charley’s will pay any unpaid amounts to his surviving spouse as his beneficiary on the schedule set forth in this Paragraph 13.

Attached as Schedule A is a listing of all stock options and restricted stock awards held by Mr. Warne as of the Resignation Date.  Mr. Warne agrees that Schedule A accurately reflects all equity awards and their respective terms held by him as of the date hereof and that are vested or exercisable in whole or in part on the Resignation Date, giving effect to Mr. Warne’s resignation.  All such awards were granted pursuant to the terms of the O’Charley’s 2000 Stock Incentive Plan, as amended, or 2008 Equity and Incentive Plan (collectively, the “Plan”).  Pursuant to the Plan, each of the stock option and restricted stock awards listed on Schedule A will automatically terminate as of the Resignation Date and any remaining rights with respect thereto will be governed by the Plan and the applicable award agreements issued thereunder.

14. Revocation. Mr. Warne has consulted with his attorney before his execution of this Agreement. He has been advised that he had twenty-one (21) days from the date this Agreement was first presented to him to consider executing it and that his decision to execute it was knowingly and voluntarily made. Mr. Warne further acknowledges that this Agreement has been individually negotiated and is not part of a group exit incentive or other separation package.

By signing and returning this Agreement, Mr. Warne acknowledges that he has read carefully and fully understands the terms of this Agreement, has had an opportunity to consult with his attorney before signing it and is signing it knowingly and voluntarily and has not been coerced or threatened into signing it or promised anything else in exchange for signing it (other than the consideration provided in Paragraph 13 above).

Furthermore, Mr. Warne is aware that he has the right for a period of seven (7) days following his execution of this Agreement (the “Revocation Period”) to revoke this Agreement. His receipt, however, of any severance benefits under this Agreement is contingent upon (1) his execution and delivery of this Agreement, and (2) the expiration of the Revocation Period without this Agreement being revoked by Mr. Warne.

15. Termination of Severance Payments. Any severance payments or other payments or benefits payable to Mr. Warne under this Agreement will immediately cease, without notice, if Mr. Warne breaches any term of this Agreement. Mr. Warne agrees that if he breaches any of the provisions of Paragraphs 8, 10, 17 or 18, such breach likely will not have an adequate remedy at law and that O’Charley’s will be entitled, in addition to all other legal and/or equitable remedies available to it, to cease making the payments provided under Paragraph 13 and to apply to and obtain from a court of competent jurisdiction an injunction against any violation thereof with the prevailing party entitled to recover all costs of such action, including reasonable attorneys’ fees. These rights and remedies will be cumulative and not alternative. Without limiting the generality of the foregoing, the prevailing party in any action brought to enforce the terms and conditions of this Agreement (not just those of Paragraphs 8, 10, 17 and 18) will be entitled to recoup their reasonable attorneys’ fees in enforcing this Agreement.

16. Indemnification. Anything contained in this Agreement to the contrary notwithstanding, the parties expressly agree that nothing in this Agreement is intended to abrogate, diminish or amend the Company’s continued indemnification obligations to Mr. Warne pursuant to Section 6.7 of the Employment Agreement.

17. Noncompetition. Mr. Warne agrees that he will comply with the provisions of Section 5.1 of the Employment Agreement, which remain in full force and effect.

18. Non-Solicitation. Mr. Warne agrees that he will comply with the provisions of Section 5.2 of the Employment Agreement, which remain in full force and effect.

19. Section 409A Provisions. It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Code Section 409A and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the Resignation Date or at such other time that the Company determines to be relevant, Mr. Warne is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to Mr. Warne pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then (A) such payments will be delayed until the date that is six (6) months after the date of the Executive’s termination of employment with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”). Any payments delayed pursuant to this Paragraph 19 will be made in a lump sum on the first day of the seventh month following Mr. Warne’ termination of employment, or such earlier date that, as determined by the Company, is sufficient to avoid the imposition of any Section 409A Taxes. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their reasonable best efforts to achieve timely compliance with, Code Section 409A and the Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Resignation Date.  In addition, to the extent that any reimbursement (including expense reimbursements) provided for pursuant to this Agreement or other related agreement provides for a “deferral of compensation” within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder, such amounts shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations.  Notwithstanding the foregoing, the Company does not warrant that any payments provided herein will qualify for favorable treatment under Code Section 409A, and the Company will not be liable to Mr. Warne for any tax, interest or penalties that Mr. Warne might owe as a result of any payments hereunder.

20. Governing Law. This Agreement will be construed in accordance with the laws of the State of Tennessee, without regard to its conflict of laws or choice of laws provisions. Each and every term of this Agreement will be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

21. Integration. Mr. Warne acknowledges and agrees that this Agreement contains the parties’ entire understanding and supersedes and replaces any other agreement regarding the subject matter hereof, except that Sections 5.1(c) (Noncompetition), 5.2 (Non-solicitation), 5.3 (Confidentiality) and 6.7 (Indemnification) of the Employment Agreement have been incorporated by reference herein and remain in full force and effect; any stock option of restricted stock awards will be governed  as contemplated in the second paragraph of Paragraph 13; and the Arbitration Agreement remains in effect pursuant to Paragraph 12. Mr. Warne acknowledges and agrees that this Agreement is not being executed in reliance upon any statement or representation made by the Company outside of this Agreement.

22. Binding Effect/No Oral Modification. This Agreement will be binding upon the Company, Mr. Warne and upon Mr. Warne’ heirs, administrators, representatives, executors, successors, and assigns. The provisions of this Agreement may not be modified orally, but only in a writing signed by the parties to be charged.

[Signature page(s) follow]

I HAVE READ THE FOREGOING TRANSITION AGREEMENT AND GENERAL RELEASE, I FULLY UNDERSTAND ITS TERMS, I HAVE BEEN GIVEN 21 DAYS OR REASONABLE TIME TO CONSULT WITH AN ATTORNEY ABOUT IT, AND I HAVE SIGNED IT VOLUNTARILY THIS THE 17th DAY OF JUNE, 2010.

/s/ Jeffrey D. Warne
Jeffrey D. Warne

O’CHARLEY’S INC.

By: /s/ Philip J. Hickey, Jr.
Name: Philip J. Hickey, Jr.
Title: Chairman

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Schedule A

List of Equity Awards

Type of Award	Grant Date	Exercise Price	Shares Originally Subject to Award Agreement	Number of Shares Vested/ Exercisable as of Resignation Date
Stock Option	February 10, 2009	$2.74	150,000	0
Stock Option	June 3, 2009	$9.76	150,000	55,906	1
Restricted Stock Award (Time-vesting)	March 10, 2008	N/A	16,291	8,145
Restricted Stock Award (Performance-vesting)	March 10, 2008	N/A	16,291	3,482
Restricted Stock Award (Time-vesting)	February 7, 2007	N/A	17,180	12,885

1Represents shares vesting upon termination of employment in accordance with the terms of the Employment Agreement.